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                                                                   EXHIBIT 23.6


PERSONAL AND CONFIDENTIAL




May 22, 2000



Board of Directors
Harbinger Corporation
1277 Lenox Park Blvd
Atlanta, GA  30319-5396

Re: Amendment No. 1 to Registration Statement on Form S-4 (File No. 333 - 36744) of Peregrine Systems, Inc.


Gentlemen:


Reference is made to our opinion letter dated April 5, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.0001 per share of Harbinger Corporation (the "Company") of the Exchange Ratio (as defined in the Agreement referred to below) pursuant to the Agreement and Plan of Reorganization, dated as of April 5, 2000, among Peregrine Systems, Inc. ("Peregrine"), Soda Acquisition Corporation, a wholly-owned subsidiary of Peregrine, and the Company (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Joint Proxy Statement/Prospectus - the Merger", "The Merger - Background of the merger", "The Merger - Harbinger's reasons for the merger" and "The Merger - Opinion of Goldman, Sachs & Co., financial advisor to Harbinger", and to the


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Harbinger Corporation
May 22, 2000
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inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.